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Exhibit 99.1

First Horizon and SkyePharma Enter Into License and Supply Agreement
for Exclusive Rights to Cardiovascular Product

ALPHARETTA, GA — (MARKET WIRE) — May 17, 2004 — First Horizon Pharmaceutical Corporation ("First Horizon") (NasdaqNM:FHRX) today announces it has entered into an Agreement with SkyePharma PLC (London: SKP) (NasdaqNM:SKYE) granting First Horizon the exclusive license for a term of at least fifteen years to market and distribute a cardiovascular product in the U.S. that has been submitted to the U.S. Food & Drug Administration ("FDA") for approval, which is expected by the end of this year. First Horizon intends to commence marketing and distribution shortly after FDA approval. First Horizon has also obtained the right of first refusal to negotiate a license to develop and commercialize a future cardiovascular product utilizing the SkyePharma delivery technology.The Agreement requires First Horizon to pay $5 million to SkyePharma upon signing the Agreement and up to an additional $15 million is payable thereafter — all of which are contingent upon milestones related to FDA approval. First Horizon will utilize its sales force to market the product and will pay SkyePharma 25% of its net sales. Further, SkyePharma will contribute up to $5 million toward First Horizon's sales and marketing efforts. Over the term of the Agreement, upon First Horizon's achievement of certain sales levels, SkyePharma would receive up to $30 million in additional milestone payments.

"Consistent with our strategy to develop a strong cardiology franchise, we are pleased to have entered into this agreement with SkyePharma and to have secured a new product which is well suited to our existing portfolio," said Patrick Fourteau, Chief Executive Officer and President of First Horizon. "This partnership also initiates our objective of establishing strategic relationships with development-based companies such as SkyePharma, which is integral to the future growth of our company. We expect this deal to be accretive upon sale of the product."

Michael Ashton, SkyePharma's Chief Executive Officer said, "First Horizon is a perfect partner to promote this product to cardiovascular physicians as well as general and family practitioners. It has a significant sales force, which is expanding to 400 representatives, a proven ability to move market share in this therapeutic area and a commitment to evaluate future product opportunities which utilize our drug delivery technologies. This product also moves the company closer to its objective of fully commercializing its investment in the Lyon, France manufacturing operation."

About First Horizon

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health/pediatrics. The Company has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives. The Company's website address is: http://www.fhrx.com. Please visit the Company's website for full prescribing information on the Company's products.

About SkyePharma

SkyePharma PLC develops pharmaceutical products benefiting from world-leading drug delivery technologies that provide easier-to-use and more effective drug formulations. There are now ten approved products incorporating SkyePharma's technologies in the areas of oral, injectable, inhaled and topical delivery, supported by advanced solubilisation capabilities. For more information, visit www.skyepharma.com.

This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those describe in this release. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, risks that the FDA will not approve the product at all or will not approve the product with the label we desire; that SkyePharma will not manufacture the product at levels we will require; that the product may not be accepted by the market; that our sales force may not successfully market the product; that third-parties may successfully invalidate the product's patent and increase competition for the product. If any of these risks occur, we will have expended substantial resources with less than expected returns.

Contact:

  Contacts:
  First Horizon Pharmaceutical Corporation
  Brenda Happel
  770-442-9707 ext. 1493
  ir@fhrx.com

  SkyePharma PLC
  Michael Ashton, Chief Executive Officer
  +44 207 491 1777
  Peter Laing, Director of Corporate Communications
  +44 207 491 5124
  Sandra Haughton, US Investor Relations
  +1 212 753 5780
  Buchanan Communications
  Tim Anderson / Mark Court
  +44 207 466 5000

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding First Horizon Pharmaceutical Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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  Exhibit 99.1
First Horizon and SkyePharma Enter Into License and Supply Agreement for Exclusive Rights to Cardiovascular Product